As filed with the U.S. Securities and Exchange Commission on July 24, 2025.

Registration No. 333-285997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUSATRIP INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	4700	99-2217461
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28F AIA Central, Jl. Jend. Sudirman No.Kav. 48A, RT.5/RW.4, Karet, Semanggi, Kota Jakarta Selatan,

Daerah Khusus Ibukota, Jakarta 12930, Indonesia

Telephone: +62 21 5060 8747

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Nevada Discount Registered Agent, Inc.

831 Laca St, Dayton, NV 89403

Telephone: (775) 782-6587

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road Suite 260 Vienna, VA 22182 Telephone: (703) 919-7285

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-285997) is filed solely to amend Item 16 of Part II thereof and to file certain exhibit thereto. This Amendment No. 4 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts other than the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee are estimates.

Expense	Amount Paid or to be Paid
SEC Registration Fee	$4,406.56
Financial Industry Regulatory Authority, Inc. Filing Fee	$4,613.91
Nasdaq Listing Fee	$50,000
Printing Fees and Expenses	$8,431
Legal Fees and Expenses	$100,000
Transfer Agent and Registrar Fees	$17,113
Accounting Fees and Expenses	$107,000
Miscellaneous Fees and Expenses	$8,435.53
Total	$300,000

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation provides that our officers and directors shall be entitled to be indemnified by us to the fullest extent permitted by the Nevada Revised Statutes.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities.

On May 22, 2023, the Company issued 1,000 shares of Common Stock to Society Pass at a price of $0.0001 per share.

On May 22, 2023, the Company designated 50,000 shares of our preferred stock as Super Voting Preferred Stock.

On June 03, 2024, the Company issued an additional 7,999,000 shares of Common Stock to Society Pass at a price of $0.0001 per share.

On June 21, 2024, the Company designated an additional 25,000 shares of our preferred stock as Super Voting Preferred Stock.

On September 2, 2024, the Company issued an additional 6,000,000 shares of Common Stock to Society Pass at a price of $0.0001 per share.

On September 3, 2024, the Company issued 75,000 shares of the Company’s Super Voting Preferred Stock to Heather Maynard. On October 14, 2024, the Company cancelled the Company’s Super Voting Preferred Stock to Heather Maynard and the 75,000 Super Voting Preferred Stocks are held in the treasury.

On October 18, 2024, the Company entered into securities purchase agreements (the “October SPAs”) with three investors for a private placement of Convertible Notes with a principal amount of $1,600,002. Pursuant to the amendments to the securities purchase agreement for Convertible Notes dated November 13, 2024, entered by the Company and the investors, the Convertible Notes shall automatically convert into shares of our common stock upon the effectiveness of the registration statement at the conversion price of $1.50 per share. The Convertible Notes mature six months after issuance, at which point the full principal amount and accrued interest will be due and payable. The Convertible Notes will automatically convert into shares of our common stock upon the effectiveness of the registration statement. The Convertible Notes were converted into an aggregate of 1,066,668 shares of Common Stock and issued to the investors, and the three private placements were completed on February 10, 2025.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Company
3.2**	Certificate of Amendment to Articles of Incorporation Pursuant to NRS 78.385 and 78.390, effectuating Name Change only.
3.3**	Bylaws of The Company
4.1**	Specimen certificate evidencing Common Stock
4.2**	Form of Underwriter Warrant.
5.1**	Opinion of Fennemore Craig PC regarding the validity of the Shares being registered
10.1**	Executive Officer Employment Agreement, by and between the Registrant and Tjin Patrick Soetanto.
10.2**	Executive Officer Employment Agreement, by and between the Registrant and Yee Siong Tan.
10.3**	Form of Independent Director Agreement by and between the Registrant and its Independent Director.
10.4**	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
10.5**	Securities Purchase Agreement dated October 18, 2024, entered by and between NusaTrip Incorporated and Creative Vision Digital Limited
10.6**	Securities Purchase Agreement dated October 18, 2024, entered by and between NusaTrip Incorporated and G Bridge Global Investment Limited
10.7**	Securities Purchase Agreement dated October 18, 2024, entered by and between NusaTrip Incorporated and Grit Multi-Strategies Investment Company Ltd
10.8**	Employment Agreement, by and between Society Pass Incorporated, the Registrant and Heather Maynard, dated September 15, 2023.
10.9**	Amendment No. 1 to the Securities Purchase Agreement dated November 13, 2024, entered by and between NusaTrip Incorporated and Creative Vision Digital Limited
10.10**	Amendment No. 1 to the Securities Purchase Agreement dated November 13, 2024, entered by and between NusaTrip Incorporated and G Bridge Global Investment Limited
10.11**	Amendment No. 1 to the Securities Purchase Agreement dated November 13, 2024, entered by and between NusaTrip Incorporated and Grit Multi-Strategies Investment Company Ltd
10.12**	Executive Officer Employment Agreement, by and between the Registrant and Albert Nicolas.
10.13**	Executive Officer Employment Agreement, by and between the Registrant and Anson Neo.
14.1**	Code of Business Conduct and Ethics
21.1**	List of subsidiaries of the Company
23.1*	Consent of Onestop Assurance PAC
23.2**	Consent of Fennemore Craig PC (included in Exhibit 5.1)
23.3**	Consent of Yang & Co. (included in Exhibit 99.1)
99.1**	Opinion of Yang & Co., as to certain Indonesia Legal Matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nominating and Corporate Governance Committee Charter
99.5**	Executive Compensation Recovery Policy
99.6**	Insider Trading Policy
107**	Filing Fee Table

* Filed herewith.

** Previously filed.

† Denotes management compensation plan or contract.

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(b) Financial Statement Schedules

See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indonesia, on July 24, 2025.

NUSATRIP INCORPORATED

By:	/s/ Tjin Patrick Soetanto
Name:	Tjin Patrick Soetanto
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tjin Patrick Soetanto	Chief Executive Officer	July 24, 2025
Name: Tjin Patrick Soetanto

/s/ Yee Siong Tan	Chief Financial Officer (Chief Accounting Officer)	July 24, 2025
Name: Yee Siong Tan

/s/ Heather Maynard	Executive Chairwoman and Director	July 24, 2025
Name: Heather Maynard

/s/ Vincent Puccio	Director	July 24, 2025
Name: Vincent Puccio

/s/ Nicole Washko	Director	July 24, 2025
Name: Nicole Washko

/s/ Michael Freed	Director	July 24, 2025
Name: Michael Freed

/s/ Richard Hou	Director	July 24, 2025
Name: Richard Hou

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